Exhibit 99.1

    Sharps Compliance Corp. Announces Settlement and Distribution Agreement

     HOUSTON--(BUSINESS WIRE)--July 10, 2006--Sharps Compliance Corp. and subsidiaries (OTCBB:SCOM) ("Sharps" or the "Company"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced the resolution of the Attentus Medical Sales, Inc. ("Attentus") and Jason Jodway litigation.
     In conjunction with the resolution of the matter, the Company entered into a business relationship whereby Attentus will market and sell the Company's Sharps Disposal By Mail Systems(R) on an exclusive basis. The Company, Attentus and Jason Jodway have agreed to dismiss all claims against each other.
     Commenting on the announcement, Dr. Burton J. Kunik, Chairman and Chief Executive Officer of the Company, stated, "We are very pleased with the resolution of this matter and look forward to working with Attentus and Jason Jodway in a productive manner to grow our businesses."
     Jason Jodway, President of Attentus Medical Sales, Inc., stated, "I am pleased with the outcome of the settlement. Attentus Medical and Sharps can now focus our efforts on future growth."
     Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and cost related to the proper disposal of medical waste by industry and consumers. Sharps primary markets include healthcare, agriculture, hospitality, professional, industrial, commercial and retail. The Company's products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.
     Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail systems to the Consumer Health Care division of Becton, Dickinson and Company. The Company also maintains an exclusive sales and marketing arrangement with Waste Management, Inc. whereby Sharps provides safe disposal systems and related services for Waste Management's residential and commercial customers.
     Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM.
     The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.


     CONTACT: Sharps Compliance Corp., Houston
              David P. Tusa, 713-660-3514
              dtusa@sharpsinc.com
              www.sharpsinc.com